EXHIBIT 99.1

International Broadcasting Corporation Enters Red Hot Set-Top Box Market With Distribution Agreements Inked

International Broadcasting Corporation (SANTA MARIA, Calif. --(BUSINESS WIRE) --Oct.7, 2003--

International Broadcasting Corporation (OTCBB:IBCS) has signed separate content distribution deals with two companies, one a distributor of programming to set-top box networks, and one a national set-top box manufacturer and network. Negotiations are underway for completion of a third agreement with yet another set-top box manufacturer and private network which will offer variations on the same basic premise.

The newly formed Los Angeles-based Media Router Inc. will be a major provider of independent content to new set-top box networks, and has sub-licensed the Cult Movies Online (www.cultmoviesonline.com) library with agreements in place for additional channels to be developed by IBC Entertainment group. The second company will roll-out its network and set-top box device early next year backed with aggressive marketing programs.

The Cult Movies Online library will be digitally enhanced for DVD quality downloads specifically for the new set-top box networks, which will provide a vast selection of Internet programming bypassing the home PC and delivered directly to the set-top device connected to the user's home entertainment system.

The set-top box networks will incorporate a state-of-the-art platform for video-on-demand services delivered over the Internet. This platform leverages the volume and momentum of the Internet and combines it with recent technological advances in the areas video compression and digital rights management (DRM) technology.

With this architecture consumers can instantly access a broad variety of targeted television programming delivered over the user's broadband Internet connection. On demand features will be supported by tiered subscription and pay per view transaction models with premium packages offered in selected markets. The new device will offer an integrated, interactive programming guide to consumers whereby they can easily navigate and find their favorite shows, discover new ones and subscribe to services in premium packages that meet their particular interests. The set-top box will be as easy to install as a DVD player and will feature a simple remote control and Wi-Fi connectivity.

The set-top network platform for Cult Movies Online will initially be supported by IBC partner DreamTank LLC and deployed through the network over existing broadband connectivity. The Cult Movies channel will be featured in web marketing, direct marketing and will be featured in the promotional launch. The new network will be cross-promoted on all IBC Media outlets.

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Cult Movies Online is the world's first on-demand movie website specializing in rare and off-beat titles, and is enjoying its second year of uninterrupted programming in over 70 countries globally. Cult Movies Online currently offers a library of over 75 full-length feature films for full screen viewing on-demand in dial-up and high-speed broadband connections, and broadcasts worldwide from the new state-of-the-art, carrier-neutral data center which is wholly owned and operated by IBC partner DreamTank, LLC. DreamTank's carrier-neutral status sets it apart from other co-location and exchange facilities. The data center is connected directly via redundant fiber to One Wilshire, one of the largest Internet hubs in the world, accessing markets where clients freely exchange traffic with each other and choose from a variety of providers for access to the global Internet backbone, as well as private intranet and closed proprietary networks.

"We are pleased to report the new deals have been completed, and negotiations are very promising for the third. By enabling our users to easily watch our movies on their home entertainment systems, these new services will fuel the growth of our video businesses beyond the desktop." stated IBC CEO Daryn Fleming.

"We know that Disney is test-marketing their own set-top box protoype in three select-test market cities this fall, "datacasting" their own content through a service which will be called "MovieBeam," Fleming concluded. "This tells us the studios recognize the unlimited revenue potential of the set-top box revolution, as do we."

IBC Entertainment Division VP James Golff added "The potential for market penetration through the newly created set-top box networks is absolutely huge, and could easily eclipse the size of present online viewer audiences."

Due to a confidentiality provision in the agreement with the second company, IBC will refrain from naming them publicly until the national marketing campaign has begun.

International Broadcasting Corporation is a developmental stage company that endeavors to develop successful publishing-, media-, and broadcasting-related businesses and ventures. The Company is focused on developing and providing online information and entertainment content through three units -- IBC News Network (http://www.ibcnn.com), IBC Radio Network (http://www.ibcradio.com), and IBC Entertainment Group (http://www.cultmoviesonline.com). The IBC Entertainment Group was launched in August of 2002, following the acquisition of an on-demand, streaming online movie website called Cult Movies Online.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties, including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.